ANNEX A

The following transactions were open market purchases effected by Bellevue Capital Partners, LLC from November 21, 2025 through December 29, 2025, inclusive:

Trade Date	Buy/Sell	Number of Shares of Class A Common Stock	Weighted Average Price Per Share of Class A of Class A Common Stock(1)	Price Range
11/21/2025	Buy	921	$7.90	$7.75 - $8.00
11/24/2025	Buy	1,071	$7.69	$7.63 - $7.90
11/28/2025	Buy	1,074	$7.90	$7.89 - $7.90
12/02/2025	Buy	1,113	$7.47	$7.28 - $7.49
12/03/2025	Buy	1,113	$7.72	$7.70 - $7.73
12/04/2025	Buy	1,113	$7.73	$7.50 - $7.85
12/05/2025	Buy	1,113	$7.52	$7.39 - $7.57
12/08/2025	Buy	1,080	$7.75	$7.50 - $7.67
12/09/2025	Buy	1,080	$8.06	$7.89 - $8.20
12/10/2025	Buy	1,080	$8.20	$8.16 - $8.21
12/11/2025	Buy	1,080	$8.04	$7.87 - $8.13
12/12/2025	Buy	1,080	$8.10	$7.93 - $8.29
12/15/2025	Buy	1,010	$8.06	$7.94 - $8.20
12/16/2025	Buy	1,010	$7.89	$7.86 - $8.15
12/17/2025	Buy	1,010	$8.15	$8.09 - $8.29
12/18/2025	Buy	1,010	$8.13	$7.89 - $8.14
12/19/2025	Buy	1,010	$8.09	$7.79 - $8.10
12/22/2025	Buy	887	$8.21	$7.99 - $8.28
12/23/2025	Buy	887	$8.28	$8.04 - $8.30
12/24/2025	Buy	887	$8.15	$8.00 - $8.28
12/26/2025	Buy	887	$8.36	$8.32 - $8.38
12/29/2025	Buy	850	$8.48	$8.10 - $8.50

(1)	Unless otherwise indicated, these shares were purchased in multiple transactions at the price ranges set forth in the column labeled “Price Range.” Bellevue Capital Partners undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within such range.